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Exhibit 10.11

THE TITAN CORPORATION
SEVERANCE PLAN

        The Board of Directors (the "Board") of The Titan Corporation (the "Company") has determined that it is in the best interests of the Company and its stockholders to provide for a severance plan to apply to certain management personnel in the event of a change of control of the Company.

        1.    Definitions.    As used in this Plan, the following terms shall have the respective meanings set forth below:

          (a)   "Accrued Obligations" means the sum of (i) all accrued but unpaid Base Salary through the Date of Termination, (ii) any accrued but unpaid vacation pay, and (iii) any compensation and benefits the Participant may be entitled to under all employee benefit plans, pursuant to the terms of such plans.

          (b)   "Base Salary" means, with respect to a Participant, such Participant's annual base salary as in effect on the Date of Termination.

          (c)   "Cause" means (i) the continued failure of the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from such Participant's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by his or her superior which identifies the manner in which the superior believes that the Participant has so failed to perform substantially his or her duties, or (ii) the engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. Without limiting the generality of any of the provisions of this Section 1(d), any failure on the part of the Participant to achieve performance objectives set by the Company or the Board shall not in and of itself constitute Cause. The Company must notify the Participant of any event purporting to constitute Cause within thirty (30) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Plan.

          (d)   "Closing" means the consummation of the Light Transaction.

          (e)   "Closing Date" means the date of the Closing.

          (f)    "Date of Termination" means the effective date on which a Participant's employment by the Company terminates.

          (g)   "Light Transaction" means a change of control transaction consummated between the Company and L-3 Communications Holdings, whether by purchase of all or substantially all of the stock or assets of the Company, by merger or consolidation, or otherwise.

          (h)   "Maximum Severance Amount" means, for each Participant, the maximum severance amount set forth next to such Participant's name on Attachment A.

          (i)    "Minimum Severance Amount" means, for each Participant, the minimum severance amount set forth next to such Participant's name on Attachment A.

          (j)    "Participant" means each person listed on Attachment A.

          (k)   "Person" means any individual, firm, corporation, partnership, association or other entity.

          (l)    "Plan" means this Company Severance Plan.

          (m)  "Severance Payment" means an amount equal to two (2) months of a Participant's Base Salary for each year of service with the Company, with partial years of service included but with the amount of severance relating to any such partial year of service prorated based upon the number of whole and partial months the Participant was employed during such partial year; provided, however, that the Severance Payment shall in no event (x) be less the Minimum Severance Amount or (y) exceed the Maximum Severance Amount.

          (n)   "Qualifying Termination" means termination of a Participant's employment by the Company other than (x) by the Company for Cause, or (y) by reason of the Participant's death or permanent disability.

          (o)   "Termination Period" means the period of time beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date.

        2.    Term of Plan.    This Plan shall be effective on the date it is approved by the Board, and shall continue in effect until terminated by the Board, provided, however, that if this Plan is in effect immediately prior to the Closing Date, the term of this Plan shall continue until the one-year anniversary following the Closing Date, or such later date as is necessary for all payments to be made which have accrued through and including the one-year anniversary of the Closing Date.

        3.    Payments Upon Termination of Employment.

          (a)    Qualifying Termination.    If during the Termination Period the employment of a Participant shall terminate pursuant to a Qualifying Termination, the Participant shall be entitled to receive, in a single lump sum, an amount equal to:

            (i)    The Accrued Obligations; and

            (ii)   The Severance Payment.

          (b)    Non-Qualifying Termination.    If during the Termination Period the employment of a Participant shall terminate other than by reason of a Qualifying Termination, then the Participant shall be entitled to no payments under this Plan, provided that nothing herein shall be construed to deprive the Participant to any payments or other benefits as provided by applicable law.

        4.    Withholding Taxes.    The Company may withhold from all payments due to Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

        5.    Employment at Will; Scope of Plan.    Nothing in this Plan shall be deemed to modify the employment relationship between a Participant and the Company, which is and shall remain "employment at will." If any Participant's employment with the Company terminates prior to the Closing Date for any reason, such Participant shall have no rights under this Plan. Any termination of Participant's employment during the Termination Period shall be subject to all of the provisions of this Agreement.

        6.    Successors.    As of the Closing, the provisions of this Plan shall be binding upon any Person that is a successor to the Company, and such Person shall be treated as the Company under this Plan. The Company shall cause any such Person to assume unconditionally, by written instrument, all of the obligations of the Company hereunder.

        7.    Full Settlement; Mitigation.    The Company's obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to a Participant under any other severance plan of the Company. The Company's obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Participant or others. Participants shall be obligated to seek other employment or take other action by way of mitigation of the amounts or benefits payable to Participant under any of the provisions of this Plan.

        8.    Employment with Subsidiaries.    Employment with the Company for purposes of this Plan shall include employment with any subsidiary.

        9.    Survival.    The respective obligations and benefits afforded to the Company and a Participant as provided in Sections 3, 4, 6, and 7 shall survive the termination of this Plan.

        10.    Miscellaneous.    Following the Closing Date, no provision of this Plan may be amended or terminated, nor can the Plan be terminated in its entirety, without the consent of each Participant. In addition, no provision of this Plan may be modified or waived, at any time, unless such modification or waiver is adopted by the Board. Failure by a Participant or the Company to insist on strict compliance with any provision of this Plan or the Severance Plan Participation Agreement or to assert any right a Participant or the Company may have hereunder, including without limitation, the rights of a Participant or the Company to terminate employment for any reason, shall not be deemed to be a waiver of such provision or right or any other provision or right contained in this Plan.

ATTACHMENT A
PARTICIPANTS

Participant	Minimum Severance Amount	Maximum Severance Amount
Cheryl Barr	4 months of Base Salary	12 months of Base Salary
Ray Guillaume	4 months of Base Salary	12 months of Base Salary
Brian Clark	4 months of Base Salary	20 months of Base Salary
Will Williams	4 months of Base Salary	20 months of Base Salary
John Dressendorfer	4 months of Base Salary	20 months of Base Salary
Mary Jo Potts	4 months of Base Salary	20 months of Base Salary
Phil DeVera	4 months of Base Salary	20 months of Base Salary
Rand Fisher	4 months of Base Salary	20 months of Base Salary
Tom Karr	4 months of Base Salary	20 months of Base Salary

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  Exhibit 10.11
THE TITAN CORPORATION SEVERANCE PLAN
ATTACHMENT A PARTICIPANTS